                                                                    EXHIBIT 11.1

                                ADE CORPORATION

          STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE (1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             YEAR ENDED APRIL 30,
                                           1995     1996      1997
                                           ----     ----      ----
Net income                                 $3,131   $7,805   $13,165
                                           ======   ======   =======

Weighted average common and common
equivalent shares outstanding during
the period                                  6,487    7,924     8,880


Shares issuable pursuant to Staff
Accounting Bulletin No. 83 using the
treasury stock method                         164       41         -
                                           ------   ------   -------

Shares used in computation                  6,651    7,965     8,880
                                           ======   ======   =======
Net income per share                       $ 0.47   $ 0.98   $  1.48
                                           ======   ======   =======

(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.